Exhibit 99.1

Bakers Footwear Group, Inc.

Excerpts of Fourth Quarter Fiscal 2009 Results Conference Call Transcript

March 25, 2010

Operator:  Greetings, and welcome to the Bakers Footwear Group Incorporated Fourth Quarter and Fiscal 2009 Results conference call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Allison Malkin, for ICR.  Thank you.  Ms. Malkin, you may begin.

Allison Malkin:  Thank you.  Good morning, everyone.  Before we get started, I would like to remind you of the Company’s Safe Harbor language, which I’m sure you’re all familiar with.  The statements contained in this conference call, which are not historical facts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties, which are described in the Company’s filings with the SEC.

And now, I would like to turn the call over to Bakers’ Chairman, President, and CEO, Peter Edison.

Peter Edison:  Thank you, Allison.  Good morning, everyone.  Thank you for joining us to discuss our fourth quarter and fiscal year 2009 results.  With me today is Charlie Daniel, our Chief Financial Officer.  For this morning’s call, I’ll review our fourth quarter and full year results and provide an update on our current business trends and our priorities as we begin fiscal 2010.  Following this, Charlie will review our financials in more detail.  After my closing remarks, we will open the call to answer the questions you have for us today.

We’re pleased to report improved fourth quarter results and significant progress on our turn around goals in 2009.  For the fourth quarter, we achieved a 3.9% increase in comparable store sales on top of a 3.6% increase in comp sales last year, reflecting a particularly strong performance across our boot offerings.  We delivered a 500 basis point improvement in gross profit margin, driven by higher full price sell-through.  And we realized a dramatic increase in net income to $5.6 million, or $0.73 per share, compared to net income of $500,000, or $0.07 per share, in the fourth quarter last year.  Clearly our priorities, which focused on delivering compelling footwear assortments, intensifying the value inherent in our offerings, and increasing inventory turns were successful and we’ll continue to adhere to these same strategies in fiscal 2010.

For the full year, our results were equally encouraging, with 2009 marking our second consecutive year of improved performance.  In fiscal 2009, net sales were [$]185.4 million, up from [$]183.7 million in fiscal 2008.  Comparable store sales increased 1.3% compared to a 0.5% increase in fiscal 2008.  […]  And we significantly reduced our net loss to [$]9.1 million or $1.24 per share from [$]15 million or [$]2.13 per share last year.

We also continued to prudently control expenses.  To this end, we reduced selling, general administrative expenses by [$]2.6 million in fiscal 2009, and since fiscal 2007, we have achieved [$]10.4 million in SG&A savings.  At year end, inventory was well controlled, declining 3.5% from the prior year and we lowered our outstanding debt by $3 million.  Earlier this week, we completed an amendment to eliminate the financial covenants associated with our subordinated secured term loan.  We believe that the elimination of the covenants by the PEM Group is a testament to their support of our business.

As we begin fiscal 2010, we believe we are well positioned and expect to continue to report improved operating results during the year.  We continue to execute our key strategic initiatives that are focused on delivering consistently strong selling fashion footwear and value for our customers, maintaining a narrow and deep assortment, managing inventory levels and freshness, continuing to reduce expenses, paying off our subordinated secured term loan, and increasing our cash flow.

We are pleased with our start for fiscal 2010 with our spring performance continuing our pattern of growth.  Through the first seven weeks of fiscal 2010, our comparable store sales are up 2.3% on top of an [6.2%] increase last year for the same period.  We are experiencing sales increases across key categories, with particular strength in boots, sandals, and dress shoes.  Our customers will continue to respond to our value pricing and our narrow and deep assortments.  As it relates to expenses, we’re targeting a further reduction of $3 million in fiscal 2010 in the areas of merchandise cost, freight expense, store payroll and administrative expenses.

In January, we entered into an exclusive licensing agreement with the Halston Design House to design, source and distribute footwear and handbags under the H by Halston label in our Bakers stores.  Halston is an iconic designer brand that experienced its strongest results in the ‘70s.  The brand was acquired by Hilco Consumer Capital and others in 2007 and is being re-invigorated.  Halston has recently launched a couture line and a Halston Heritage line under the direction of its new management that includes Bonnie Takhar, the former COO of Jimmy Choo, and Sarah Jessica Parker, the Chief Creative Officer who also has an ownership position in the design house.  We plan to deliver our first assortment of H by Halston footwear and handbags to our Bakers stores in August and expect it will further differentiate our stores with a designer label that our customers will find appealing, thereby assisting us to increase sales and margin over time.  I’m very excited about the potential of this licensing agreement in the near and long term.

We ended the year with 238 locations, having opened four stores and closed five existing locations during the fiscal year.  In 2010, our emphasis will remain on maintaining tight control of capital expenditures.  For the year, we plan to open three stores and close three existing locations.

In summary, we made substantial progress towards our goals in fiscal 2009, continuing our progress from 2008.  We believe firmly in our ability to continue our progress in the current year and are seeing a solid start during the spring season.  We have the support of our landlords, our suppliers and vendors, and the dedication and passion of our Bakers employees.  We are confident that our strategies will continue to benefit all Bakers stakeholders.

As we disclosed in our press release, our net worth of [$]2.1 million at the end of the fourth quarter is below the [$]2.5 million minimum net worth required for continued listing on the NASDAQ Capital Market.  As a result, we expect to receive a de-listing notification letter from NASDAQ.  If this occurs, we plan to appeal to NASDAQ for continued listing on the basis of the improvement in our operating results over the past two years, as well as the positive sales momentum in 2010, as well as our strong cash flow.  In the last two years, we have trimmed $14 million in expenses, […], generated the best comp sales in the shoe industry, achieved near record merchandising margins, and expect to continue our sales and earnings momentum into a third year.  Although we can give no assurance that we can successfully appeal a NASDAQ staff de-listing notice, if the appeal is not successful, we expect a seamless transition to over-the-counter trading.  Regardless of our listing status, the fact is that our business continues to improve, our future is bright and we expect our current and future shareholders to benefit.

With that, I will now turn the call over to Charlie.

Charlie Daniel:  Thank you, Peter.  For the fourth quarter, the 13 weeks ended January 30, 2010, net sales increased 3.9% to $57.6 million from $55.5 million in the 13 weeks ended January 31, 2009.  Comparable store sales increased 3.9%, following an increase of 3.6% in the fourth quarter last year.  Gross profit was $21 million or 36.4% of net sales, up from $17.4 million or 31.4% of net sales in the fourth quarter last year.  The increase in gross profit was primarily driven by reduced promotional activity compared to 2008’s very difficult holiday selling season and our continued improvement in comparable store sales.

Selling expenses for the fourth quarter of fiscal 2009 decreased 1.2% to $11.2 million or 19.4 % of net sales, down from $11.3 million or 20.4% of net sales in the fourth quarter last year.  The decrease in selling expenses was primarily driven by lower store depreciation and lower direct marketing cost.  General and administrative expenses for the fourth quarter of fiscal 2009 decreased 23.8% to $3.7 million or 6.3% of net sales, down from $4.8 million or 8.7% of net sales in the fourth quarter last year.  This decrease was primarily due to a significant reduction in group health insurance expense.

As a result of increased sales, strong gross margin expansion, and solid SG&A leverage, we increased operating income for the fourth quarter of fiscal 2009 to $6.1 million, or 10.6% of net sales, compared to operating income of $1.3 million, or 2.3% of net sales, in the fourth quarter last year.  Interest expense for the fourth quarter decreased to $500,000, down from $1 million last year, reflecting a reduction in our debt balance and our not incurring loan amendment fees related to debt covenants, as we did in the fourth quarter of 2008.

Net income for the fourth quarter of fiscal 2009 increased to $5.6 million or $0.73 per diluted share, up significantly from net income of $483,000 or $0.07 per diluted share last year.  For the full fiscal year 2009, net sales increased to $185.4 million from $183.7 million in fiscal 2008.  Comparable store sales were up 1.3% following an increase of 0.5% in fiscal 2008.  We reduced our operating loss for the year by 45.2% to $6.5 million from $11.8 million in fiscal 2008.  This improvement was driven by 130 basis points of increased gross margin percentage and 170 basis point reduction of SG&A expense as a percentage of net sales.  Net loss for the full year decreased to $9.1 million, or $1.24 per share, compared to the net loss of $15 million, or $2.13 per share, in fiscal 2008.

Tuning to the balance sheet, at the end of the fourth quarter of fiscal 2009, total inventories remained well controlled, decreasing 3.5% to $20.2 million from $21 million a year ago.  At year end, we have scheduled repayments on our long-term debt of approximately $2.5 million over the next 12 months.

Now I will turn the call back over to Peter for closing remarks.

Peter Edison:  In summary, we’re pleased with our positioning as we begin fiscal 2010.  Our merchandise is selling well across all categories and we continue to execute on our key strategic initiatives and expect our continued focus on delivering value priced, trend-right assortments and further cost savings will lead to improved sales, profitability and cash flow in 2010.

With that, I would like to turn over the call to the Operator to begin the question and answer portion.

Operator:  Thank you.  We will now be conducting a question and answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.  One moment while we poll for questions.

Our first question is from John Zolidis of Buckingham Research Associates.  Please proceed with your question.

John Zolidis:  Hey, good morning.

Peter Edison:  Morning, John.

John Zolidis:  Hey, a nice improvement in the fourth quarter.

Peter Edison:  Thank you very much.

John Zolidis:  Couple of financial questions.  The [$]2.5 million payment on the long-term debt, is that the subordinated secured term loan that you’re referring to in the press release?

Peter Edison:  Correct.

John Zolidis:  And what quarter do you think that that payment will be made?

Peter Edison:  It, it’s made monthly.  We amortize it each month.  So we’ve been making $250,000 payments roughly each month.

John Zolidis:  Okay.  So over the course of the year, that will be retired?

Peter Edison:  Correct.

John Zolidis:  And then what are—what’s the potential interest savings associated with that?

Peter Edison:  It’s a 15% instrument.  Our interest savings, you now, so…

Charlie Daniel:  [$]150,000 on the average.

Peter Edison:  [$]150,000 over the course of the year, for next year.  I mean, you know, at its peak, obviously it was $7 million and there was, you know, $1 million of interest, but it’s been reduced now.

John Zolidis:  Okay.  So I mean you talked about $3 million in additional cost reductions…

Peter Edison:  Correct.

John Zolidis:  Which, on an untaxed basis, is almost $0.38 a share.

Peter Edison:  Correct.

John Zolidis:  And then you’re going to reduce the interest costs associated with this instrument.

Peter Edison:  Correct.

John Zolidis:  I’m just wondering, you know, if sales—you know, I guess, can we start to see a path back to profitability, now that we’re…

Peter Edison:  Of course.

John Zolidis:  Kind of seeing an improving comp trend and you’ve got further cost reductions, the interest, the balance sheet’s starting to get into a better position?

Peter Edison:  Yes.  We—profitability will require a comp sales increase.  We can’t get to profitability without that.  Just the cost cuts and the improvement in margin and the reduction of interest will add to cash flow but it won’t quite get us to profitability so we need, you know, a [high] single digit comps sales growth to get us there.  We obviously think that’s possible but we certainly won’t make any predictions about that.

John Zolidis:  Okay.  And then what was the depreciation and amortization cost for 2009?  If you did give us…

Peter Edison:  It was about [$]6.5 million.

John Zolidis:  Six and a half million [dollars], and that was down pretty considerably I guess from the previous year?

Charlie Daniel:  Correct.  Seven, eight.

Peter Edison:  Yes.

John Zolidis:  And you did give us the adjusted EBITDA, so you were—on that basis you generated a positive figure?

Peter Edison:  Correct.

John Zolidis:  For the year.  Okay.  I mean, I guess, that’s—it all sounds pretty good and obviously you’re saying that you’re seeing some good trends now.  You know what—can you just talk a little bit about the sandals season and, you know, your—what you’re anticipating for sandals at this time?

Peter Edison:  Yes.  I mean sandals look good.  Sandals of all types are selling, dressy, casual, and that is actually quite normal following a boot season because women have had their foot, you know, closed up in a lot of shoe for a long period of time and so we often see boots and sandals going together as trends and so it looks like it’s that kind of a year this year.

John Zolidis:  Great.  Thanks a lot and good luck with the rest of the season.  Speak to you soon.

Peter Edison:  Thanks, John.

Operator:  Thank you.  Our next question is from Ronald Bookbinder with Global Hunter Securities.  Please proceed with your question.

Ronald Bookbinder:  Good morning and congratulations on the continued turnaround.

Peter Edison:  Thanks, Ron.

Ronald Bookbinder:  Building further on the style trends, it seems to me that you have a lot of new styles that don’t even look like shoes that you’ve carried in the past.  Isn’t it fashion changes that really drives your business and is that what you’re seeing right now?

Peter Edison:  Yes.  It really—we strive hard actually to accomplish what you just said because if we bring out what sold last year, other people have generally had a chance to catch up to us and so we have to keep moving and so we do.  We keep moving through our testing program and the looks that we have this year are, they’re not 100% different, but they’re 80% different from last year and that’s working for us.  We have that customer; it’s what our customer comes to us for.  So we often sell something slightly different than the rest of the industry, who often, you know, sells a more moderate pace of fashion but we have to, we have to turn quickly and keep moving so your observation’s correct.

Ronald Bookbinder:  Now the—I don’t know if it’s called a cuff boot or cuff sandal; it’s sort of a hybrid between a boot and a sandal…

Peter Edison:  Mm-hmm.

Ronald Bookbinder:  How is that doing?  Is it widespread throughout the market?  And can that carry through in to the more summer sandal season?

Peter Edison:  We think so.  It’s one of the sandal looks that’s doing well.  It does well, you know, across the board and we think that that look can be good for the season.  Don’t really know.  It’s a relatively new look but we’re encouraged by it.

Ronald Bookbinder:  Mm-hmm.  Now the—it looks like the colors for your spring season are more neutral, whites, browns, black.  Does that really help on the inventory risk and markdown risk when colors are more neutral?

Peter Edison:  Actually, yes.  It doesn’t help as much on the sales potential, but it helps on the markdown risk.  When colors are good, you often have tremendous spikes of sales but then the markdowns at the end can be high.  It’s just—it’s a trade-off.  I’m not sure one is necessarily better than the other but there certainly is less markdown risk.

Ronald Bookbinder:  Okay, great.  And good luck with the spring season.

Peter Edison:  Thanks, Ron.

Operator:  Thank you.  Ladies and gentlemen, as a reminder, it is star, one to ask a question.  Our next question is from Franz Roth (sp?), Private Investor.  Please proceed with your question.

Franz Roth:  Thank you.  Yes, gentlemen, congratulations also on a great fourth quarter.

Peter Edison:  Thanks.

Franz Roth:  But I—and I was a couple minutes late getting on this call; I hope I’m not repeating something that was already asked, or already covered.  But you guided a [$]6 to [$]7 million fourth quarter profit and it came in at [$]5.6 [million] and what was that, an inventory adjustment, or…?

Peter Edison:  Yes, a couple of thing—I mean it’s not a big difference in our scheme of things, but it obviously was different.  Sales were a little below our expectation in January and then also, after the fact, we decided to run a larger boot clearance than normal in February, the sales of which occurred in February but the markdowns get accrued into the fourth quarter.  So those two things affected the fourth quarter.

Franz Roth:  And if I could just—thank you very much on that.  And it would appear that there was some very nominal sales growth and with the expense cuts you’ve talked about, that at least a break even operating profit ought to be achievable, one would think, for the non-Christmas quarters.  Would that be a fair statement?

Peter Edison:  No, I think we need the Christmas quarter to achieve that level of performance.  The third quarter for us is always extremely challenging because of its low sales level and high number of clearance weeks involved.  So when we put the burden of the third quarter on—the first and second quarter can be good, but the third quarter just has really no chance of being anywhere near what you’re talking about; it’s always going to be a significant loss.  So we will need the fourth quarter to offset that.

Franz Roth:  Thank you.

Peter Edison:  Mm-hmm.  You’re welcome.

Operator:  Thank you.  Once again, ladies and gentlemen, it is star, one to ask a question at this time.  Our next question is from Ivan Glick (sp?) with Raymond James Financial.  Please proceed with your question.

Ivan Glick:  Peter, I just want to commend you and your team for a great job you’ve been doing and it appears you’re doing going forward.

Peter Edison:  Thanks, Ivan.

Ivan Glick:  I just have one question and—the shoes that you’re placing in the factories in China, are you finding the cost favorable, or more favorable, for the quality and the type of things you want now than maybe in the past?

Peter Edison:  Yes.  We’re having good cost experience in China.  They, the things that were driving Chinese price increases a year ago aren’t there any more and so the prices in China have settled down and there’s really no price pressure.  There are a few delivery issues in China relating to labor shortages but they don’t translate into price pressure.

Ivan Glick:  Good.  Okay.  Well, that shouldn’t—that should be helpful too, I would think.

Peter Edison:  Yes.  We’re increasing our markup.  We did last year and we expect to do it again this year.

Ivan Glick:  Right.  Just keep doing the great job you’ve been doing.

Peter Edison:  Thank you very much.

Operator:  Thank you.  Mr. Edison, there are no further questions in queue at this time.  I’d like to turn the call back over to you for any closing comments.

Peter Edison:  Very good.  Thank you, everyone, for joining us and we look forward to speaking to you again when we report our first quarter results in June.  Thank you.

Operator:  This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.

[THESE EXCERPTS CONTAIN FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY’S CURRENT REPORTS ON FORM 8-K FILED ON MARCH 25, 2010 AND MARCH 31, 2010.]